Exhibit 99.1

News Release

KATIE BAYNE TO JOIN ASCENA RETAIL GROUP BOARD OF DIRECTORS

Mahwah, NJ: November 2, 2015 — ascena retail group (NASDAQ:ASNA) (“ascena” or “the Company”) today announced that Katie Bayne has been appointed to its Board of Directors.

Ms. Bayne currently serves as Senior Vice President, Global Sparkling Brands at The Coca-Cola Company. In this role, she is responsible for global marketing, portfolio strategy, and innovation for Coca-Cola and the company’s other sparkling brands around the world.

Ms. Bayne joined Coca-Cola in 1989 in brand management, and has since held roles of increasing responsibility, focused on consumer strategy, retail marketing and consumer marketing in the U.S. and Australia. From 2010 to 2013, she was President and General Manager, Sparkling Beverages, Coca-Cola North America. Prior to her current position, Ms. Bayne served as President, North America Brands for The Coca-Cola Company. Ms. Bayne also previously served on the board of directors of ANN INC. until its acquisition by the Company in August 2015.

Elliot Jaffe, Non-Executive Chairman of the Company’s Board of Directors of ascena, commented, “We are very excited to add Katie’s deep background in strategic marketing and brand management to our Board. Her knowledge of the retail space has been informed and honed by almost three decades of executive experience at a world class company in The Coca-Cola Company. We look forward to leveraging her expertise in brand management and strategic marketing across our portfolio of brands as we continue to grow.”

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ:ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates through its subsidiaries approximately 4,900 stores throughout the United States, Canada and Puerto Rico. For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

Contacts:

Investor Relations

(551) 777-6895

asc-ascenainvestorrelations@ascenaretail.com

ICR, Inc.

James Palczynski

Partner

(203) 682-8229

jp@icrinc.com